Exhibit 99.1

Contact:	Hal S. Jones	For Immediate Release
	(202) 334-6645	May 1, 2009

THE WASHINGTON POST COMPANY REPORTS

FIRST QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported a net loss of $19.5 million ($2.04 loss per share) for its first quarter ended March 29, 2009, compared to net income of $39.3 million ($4.08 per share) in the first quarter of last year.

Results for the first quarter of 2009 included $13.4 million in accelerated depreciation at The Washington Post (after-tax impact of $8.3 million, or $0.89 per share); $16.9 million in restructuring charges related to Kaplan’s Score and Professional (U.S.) operations (after-tax impact of $10.5 million, or $1.12 per share); and $6.6 million in early retirement program expense at Newsweek (after-tax impact of $4.1 million, or $0.44 per share). Results for the first quarter of 2008 included charges of $24.6 million related to early retirement program expense at Newsweek (after-tax impact of $15.3 million, or $1.60 per share).

Revenue for the first quarter of 2009 was $1,054.1 million, down 1% from $1,063.1 million in 2008. The decrease is due to revenue declines at the newspaper publishing, television broadcasting and magazine publishing divisions, offset by revenue growth at the education and cable television divisions. The Company had an operating loss of $19.6 million in the first quarter of 2009, compared to operating income of $66.9 million in 2008. Operating results were down at the newspaper publishing, education and television broadcasting divisions, while the cable division reported improved results for the quarter. The magazine publishing division reported a loss for the first quarter of both 2009 and 2008.

Excluding charges related to early retirement programs, the Company’s operating income for the first quarter of 2009 includes $1.3 million of net pension credits, compared to $6.6 million in the first quarter of 2008.

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Division Results

Education

Education division revenue totaled $593.5 million for the first quarter of 2009, a 9% increase over revenue of $543.3 million for the first quarter of 2008. Excluding revenue from acquired businesses, education division revenue increased 8% for the first quarter of 2009. Kaplan reported first quarter 2009 operating income of $11.2 million, down from $46.7 million in the first quarter of 2008.

A summary of Kaplan’s first quarter operating results compared to 2008 is as follows:

	First Quarter
(In thousands)	2009	2008	% Change
Revenue
Higher education	$367,490	$291,793	26
Test prep	127,217	135,875	(6)
Professional	101,205	116,769	(13)
Kaplan corporate	375	384	(2)
Intersegment elimination	(2,757)	(1,565)	—

	$593,530	$543,256	9

Operating income (loss)
Higher education	$39,240	$43,131	(9)
Test prep	(8,127)	9,139	—
Professional	(2,054)	1,807	—
Kaplan corporate	(10,660)	(11,226)	5
Other*	(7,302)	3,842	—
Intersegment elimination	65	38	—

	$11,162	$46,731	(76)

*	Other includes amortization of certain intangible assets and (charges) credits for stock-based incentive compensation.

Kaplan Higher Education (KHE) includes Kaplan’s domestic and international post-secondary education businesses, made up of fixed-facility colleges as well as online post-secondary and career programs. Higher education revenue grew 26% for the first quarter of 2009 due mostly to strong enrollment growth. Despite the significant rise in revenue, operating income at KHE declined in the first quarter of 2009 due to increased marketing and advertising costs, largely related to a $21.0 million national media campaign. At March 31, 2009, KHE’s enrollments totaled 114,100, a 27% increase compared to total enrollments of 89,900 at March 31, 2008. All KHE divisions contributed to the enrollment growth in the quarter, with Kaplan University’s online offerings growing the strongest at 40%.

Funds provided under student financial aid programs created under Title IV of the Federal Higher Education Act account for a large portion of KHE revenues; these funds are provided in the form of federal loans and grants. Some KHE students also obtain

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non-Title IV private loans from lenders to finance a portion of their education. Approximately 2% of KHE’s domestic revenues in the first quarter of 2009 came from non-Title IV private loans obtained by its students. KHE expects private student loan funding to diminish in the future and expects this source to be replaced with funds provided under Title IV sources, student cash payments and, to a lesser extent, a self-funded internal loan program. To date, the KHE self-funded internal loan program activity has not been significant.

Test prep includes Kaplan’s standardized test preparation and English-language course offerings, as well as the K12 and Score businesses. Test prep revenue, excluding Score and revenue from acquired businesses, declined 7% in the first quarter of 2009 due to declines at K12 and, to a lesser extent, the traditional test prep programs. Test prep operating income, excluding Score, was down in the first quarter of 2009 due largely to a decline in K12 results.

Score revenues declined 41% in the first quarter of 2009, and operating losses at Score increased from $3.7 million in the first quarter of 2008 to $17.6 million in the first quarter of 2009, inclusive of restructuring charges. At the end of March 2009, the Company approved a plan to offer tutoring services, previously provided at Score, in Kaplan test prep centers. In conjunction with this plan, 14 existing Score centers will be converted into Kaplan test prep centers and the remaining 64 Score centers will be closed. The plan is expected to be substantially completed by the end of the second quarter of 2009. The Company recorded $11.5 million in asset write-downs, severance and accelerated depreciation of fixed assets in the first quarter of 2009, including a $9.2 million write-down on Score’s software product. Additional operating losses of approximately $19.2 million are expected to be recorded during the remainder of 2009; these estimated losses are related to the wind-down period of the 64 Score centers to be closed, including $15.0 million related to lease obligations, severance and accelerated depreciation of fixed assets.

Professional includes domestic and overseas training businesses. Professional revenue declined 13% in the first quarter of 2009. Excluding revenue from acquired businesses, professional revenue was down 15% in the first quarter of 2009. The decrease was a result of unfavorable exchange rates in the U.K. and Australia and continued declines in the Kaplan Professional (U.S.) real estate and financial education businesses. These declines were offset by revenue growth at the Asian operations. Likewise, Professional operating income is down largely due to continued weakness in professional’s real estate and financial education businesses in the U.S. and the U.K., offset by improved operating results at the Asian operations.

In 2007, Kaplan announced restructuring plans at Kaplan Professional (U.S.) that involved product changes and decentralization of certain operations, in addition to employee terminations. In the fourth quarter of 2008, Kaplan expanded the Kaplan Professional (U.S.) restructuring to include additional operations. Total restructuring-related expenses of $5.4 million were recorded in the first quarter of 2009 related to lease termination, accelerated depreciation of fixed assets and severance costs, compared to $1.4 million in restructuring-related severance costs recorded in the first quarter of 2008. Approximately $3.0 million in additional restructuring-related expenses at Kaplan Professional (U.S.) are expected to be incurred during the remainder of 2009.

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Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor activities.

Other includes amortization of certain intangible assets and (charges) credits for incentive compensation arising from equity awards under the Kaplan stock option plan. Kaplan recorded stock compensation expense of $1.8 million in the first quarter of 2009, compared to a stock compensation credit of $6.7 million in the first quarter of 2008.

Cable Television

Cable television division revenue of $183.5 million for the first quarter of 2009 represents a 5% increase from $174.3 million in the first quarter of 2008. The 2009 revenue increase is due to continued growth in the division’s cable modem, telephone and digital revenues. Cable division operating income increased 23% to $42.0 million in the first quarter of 2009, versus $34.3 million in the first quarter of 2008. The increase in operating income is due to the division’s revenue growth, offset by a small increase in expenses due to higher programming costs.

At March 31, 2009, Revenue Generating Units (RGUs) grew 4% due to continued growth in high-speed data and telephony subscribers. A summary of RGUs is as follows:

Cable Television Division Subscribers	March 31, 2009	March 31, 2008
Basic	705,391	711,049
Digital	230,381	227,104
High-speed data	386,101	356,543
Telephony	98,065	73,786

Total	1,419,938	1,368,482

Newspaper Publishing

Newspaper publishing division revenue totaled $160.9 million for the first quarter of 2009, a 22% decline from revenue of $206.1 million for the first quarter of 2008. Print advertising revenue at The Post decreased 33% to $74.3 million, from $111.6 million in 2008. The decline is due to large decreases in classified, preprint, retail and zones advertising. Revenue generated by the Company’s newspaper online publishing activities, primarily washingtonpost.com, declined 8% to $22.0 million for the first quarter of 2009, versus $23.9 million for the first quarter of 2008. Display online advertising revenue grew 3%, and online classified advertising revenue on washingtonpost.com declined 23%.

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For the first quarter of 2009, Post daily circulation increased 0.7% and Post Sunday circulation decreased 1.7%, compared to the first quarter of 2008. Average daily circulation totaled 642,600, and average Sunday circulation totaled 871,000.

The newspaper division reported an operating loss of $53.8 million in the first quarter of 2009, compared to operating income of $1.2 million in the first quarter of 2008. As previously announced, The Post will close its College Park, MD, printing plant in the second half of 2009 and consolidate its printing operations in Springfield, VA. The Post also intends to consolidate certain other operations in Washington, DC. In connection with these activities, accelerated depreciation of $13.4 million was recorded in the first quarter of 2009. The Company estimates that additional accelerated depreciation of $18.5 million will be recorded for the rest of 2009. The decline in operating results is the result of a significant continued decline in division advertising revenues, $13.4 million in accelerated depreciation charges and increased bad debt expense, offset by expense reductions.

The Company announced a Voluntary Retirement Incentive Program in March 2009, which was offered to certain employees of The Washington Post newspaper. The early retirement program will be substantially completed in the second quarter of 2009, and the related cost will be funded primarily from the assets of the Company’s pension plans.

Television Broadcasting

Revenue for the broadcast division declined 21% in the first quarter of 2009 to $61.2 million, from $77.7 million in 2008; operating income for the first quarter of 2009 declined 54% to $12.1 million, from $26.6 million in 2008. The decrease in revenue and operating income is due to weaker advertising demand in all markets and most product categories, particularly automotive; political advertising revenue also declined by $2.8 million.

Magazine Publishing

Revenue for the magazine publishing division totaled $46.1 million for the first quarter of 2009, a 14% decrease from $53.4 million for the first quarter of 2008. The decline is due to a 23% reduction in advertising revenue at Newsweek due primarily to fewer ad pages at the domestic and international editions. In February 2009, Newsweek announced a circulation rate base reduction at its domestic edition, from 2.6 million to 1.5 million, by January 2010.

As previously announced, Newsweek offered a Voluntary Retirement Incentive Program to certain employees in November 2008 and 44 employees accepted the offer in the first quarter of 2009; early retirement program expense of $6.6 million was recorded in the first quarter of 2009, which will be funded primarily from the assets of the Company’s pension plans. In the first quarter of 2008, Newsweek offered a Voluntary

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Retirement Incentive Program to certain employees and 117 employees accepted the offer; $24.6 million in early retirement program expense was recorded in the first quarter of 2008.

The division had an operating loss of $20.3 million in the first quarter of 2009, compared to an operating loss of $32.3 million in the first quarter of 2008. Excluding the early retirement program expense, the division’s operating loss increased in the first quarter of 2009 due to the revenue reductions discussed above.

Other Businesses and Corporate Office

Other businesses and corporate office included the expenses of the Company’s corporate office and the operating results of CourseAdvisor.

Equity in Losses of Affiliates

The Company’s equity in losses of affiliates for the first quarter of 2009 was $0.8 million, compared to losses of $3.2 million in the first quarter of 2008. The Company holds a 49% interest in Bowater Mersey Paper Company, and interests in several other affiliates.

Other Non-Operating Income (Expense)

The Company recorded other non-operating expense, net, of $4.0 million for the first quarter of 2009, compared to other non-operating income, net, of $4.1 million for the first quarter of 2008. The 2009 non-operating expense, net, included $2.9 million in impairment write-downs on cost method investments and $1.4 in unrealized foreign currency losses; the 2008 non-operating income, net, included $4.4 million in unrealized foreign currency gains.

Net Interest Expense

The Company incurred net interest expense of $7.1 million for the first quarter of 2009, compared to $4.4 million for the first quarter of 2008. The increase is due to a decline in interest income, as well as higher average interest rates in the first quarter of 2009 versus the same period of the prior year. At March 29, 2009, the Company had $399.1 million in borrowings outstanding, at an average interest rate of 7.2%.

In January 2009, the Company issued $400 million in ten-year fixed-rate notes. The notes have a coupon rate of 7.25% per annum, payable semi-annually on February 1 and August 1, beginning August 1, 2009. The Company used the net proceeds from the sale of the notes and other cash to repay $400 million of 5.5% notes that matured on February 15, 2009.

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Provision for Income Taxes

The effective tax rate for the first quarter of 2009 was 38.1%, compared to 37.9% for the first quarter of 2008.

(Loss) Earnings Per Share

The calculation of diluted earnings per share for the first quarter of 2009 was based on 9,339,065 weighted average shares outstanding, compared to 9,512,966 for the first quarter of 2008. In the first quarter of 2009, the Company repurchased 3,359 shares of its Class B common stock at a cost of $1.4 million from recipients of vested awards of restricted shares at market price.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	First Quarter		% Change
	2009	2008
Operating revenues	$1,054,120	$1,063,140	(1)
Operating expenses	(989,098)	(931,201)	6
Depreciation	(77,980)	(60,460)	29
Amortization of intangible assets	(6,648)	(4,610)	44

Operating (loss) income	(19,606)	66,869	—
Equity in losses of affiliates, net	(762)	(3,243)	(77)
Interest income	808	2,096	(61)
Interest expense	(7,880)	(6,534)	21
Other (expense) income, net	(4,043)	4,134	—

(Loss) income before income taxes	(31,483)	63,322	—
Benefit (provision) for income taxes	12,000	(24,000)	—

Net (loss) income	(19,483)	39,322	—
Net loss (income) attributable to noncontrolling interest	788	(55)	—

Net (loss) income attributable to The Washington Post Company	(18,695)	39,267	—
Redeemable preferred stock dividends	(473)	(473)	0

Net (loss) income available for common stock	$(19,168)	$38,794	—

Basic (loss) earnings per share	$(2.04)	$4.09	—

Diluted (loss) earnings per share	$(2.04)	$4.08	—

Basic average shares outstanding	9,339,065	9,483,799
Diluted average shares outstanding	9,339,065	9,512,966

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	First Quarter		% Change
	2009	2008
Operating Revenues:
Education	$593,530	$543,256	9
Cable television	183,508	174,257	5
Newspaper publishing	160,891	206,090	(22)
Television broadcasting	61,163	77,668	(21)
Magazine publishing	46,070	53,388	(14)
Other businesses and corporate office	10,820	9,459	14
Intersegment elimination	(1,862)	(978)	(90)

	$1,054,120	$1,063,140	(1)

Operating Expenses:
Education	$582,368	$496,525	17
Cable television	141,496	139,972	1
Newspaper publishing	214,643	204,932	5
Television broadcasting	49,020	51,064	(4)
Magazine publishing	66,408	85,718	(23)
Other businesses and corporate office	21,653	19,038	14
Intersegment elimination	(1,862)	(978)	(90)

	$1,073,726	$996,271	8

Operating (Loss) Income:
Education	$11,162	$46,731	(76)
Cable television	42,012	34,285	23
Newspaper publishing	(53,752)	1,158	—
Television broadcasting	12,143	26,604	(54)
Magazine publishing	(20,338)	(32,330)	37
Other businesses and corporate office	(10,833)	(9,579)	(13)

	$(19,606)	$66,869	—

Depreciation:
Education	$19,681	$16,299	21
Cable television	31,099	30,824	1
Newspaper publishing	23,768	10,484	—
Television broadcasting	2,444	2,198	11
Magazine publishing	812	524	55
Other businesses and corporate office	176	131	34

	$77,980	$60,460	29

Amortization of intangible assets:
Education	$5,541	$2,840	95
Cable television	67	66	2
Newspaper publishing	243	174	40
Television broadcasting	—	—	—
Magazine publishing	—	—	—
Other businesses and corporate office	797	1,530	(48)

	$6,648	$4,610	44

Pension Credit (Expense):
Education	$(1,132)	$(878)	29
Cable television	(393)	(359)	9
Newspaper publishing	(5,016)	(2,240)	—
Television broadcasting	(147)	284	—
Magazine publishing	1,620	(12,699)	—
Other businesses and corporate office	(220)	(17)	—

	$(5,288)	$(15,909)	67

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